Filed Pursuant to Rule 433 of the Securities Act of 1933
Issuer Free Writing Prospectus dated October 27, 2014
Registration No. 333-199313

(Relating to Preliminary Prospectus dated October 27, 2014)

FOR IMMEDIATE RELEASE

Inogen Announces Preliminary Unaudited Third Quarter 2014 Revenue

Goleta, California, October 27, 2014 — Inogen, Inc. (NASDAQ: INGN), a medical technology company offering innovative respiratory products for use in the homecare setting, announced today that it expects to report total revenue of at least $28 million in the third quarter of fiscal year 2014, representing at least 41% year-over-year growth.

Raymond Huggenberger, Inogen President and Chief Executive Officer, said “Our third quarter performance reflects focus, productivity, and solid execution across all aspects of our business. Our investments in consumer awareness continued to drive strong sales demand in the third quarter.”

Inogen, Inc. will release its financial results for the third quarter of 2014 after the close of trading on Tuesday, November 11, 2014. The Company will host a corresponding conference call beginning at 1:30pm PT/4:30pm ET.

About Inogen

Inogen is innovation in oxygen therapy. We are a medical technology company that develops, manufactures and markets innovative oxygen concentrators used to deliver supplemental long-term oxygen therapy to patients suffering from chronic respiratory conditions.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding Inogen’s preliminary estimates of revenue and year-over-year revenue growth for the third quarter of 2014. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks arising from the possibility that Inogen will not realize anticipated revenue; the impact of reduced reimbursement rates in connection with the implementation of the competitive bidding process under Medicare; the possible loss of key employees, customers, or suppliers; and intellectual property risks if Inogen is unable to secure and maintain patent or other intellectual property protection for the intellectual property used in its products. In addition, Inogen's business is subject to numerous additional risks and uncertainties, including, among others, risks relating to market acceptance of its products; its ability to successfully launch new products and applications; competition; its sales, marketing and distribution capabilities; its planned sales, marketing, and research and development activities; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations in customer operations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Inogen's business and operating results are contained in Inogen’s Annual Report on Form 10-K for the year ended December 31, 2013 and in Inogen’s subsequent reports on Form 10-Q and Current Reports on Form 8-K. Furthermore, Inogen is in the process of finalizing its financial results for third quarter of 2014, and therefore Inogen’s finalized results are not yet available. Additional information will also be set forth in Inogen’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 to be filed with the Securities and Exchange Commission. The preliminary expectations regarding total revenue for the third quarter of 2014 are the responsibility of management, are subject to management’s review and actual results could differ from management’s expectations. The actual results are also subject to review by Inogen’s independent registered public accounting firm and no assurance is given by Inogen’s independent registered public accounting firm on such preliminary expectations. Inogen’s expectations regarding third quarter 2014 revenue are not necessarily indicative of results expected in future periods. These forward-looking statements speak only as of the date hereof and Inogen disclaims any obligation to update these forward-looking statements.

This free writing prospectus relates to a public offering of common stock of Inogen, Inc. and should be read together with the preliminary prospectus, dated October 27, 2014 (“Preliminary Prospectus”), included in Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-199313) of Inogen, Inc.  A copy of the Preliminary Prospectus can be accessed through the following link:  http://www.sec.gov/Archives/edgar/data/1294133/000156459014004565/ingn-s1a1_20141027.htm.  Before you invest, you should read the Preliminary Prospectus and other documents we have filed with the SEC for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the Preliminary Prospectus may be obtained from J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, Phone: (866) 803-9204.